Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 2) of our report dated July 2, 2021 with respect to the audited financial statements of Broad Capital Acquisition Corp. (“the Company”) as of May 25, 2021 and the related statements of operation, changes in stockholders’ equity and cash flow for the period from April 16, 2021 (inception) through May 25, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 22, 2021